Exhibit 99.1

March 8, 2010

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports fourth quarter and full year 2009 financial and transaction production results
PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the fourth quarter and full year 2009. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Fourth Quarter Results
     The Company’s fourth quarter of 2009 revenues of $27.2 million were approximately $6.6 million, or 32.0%, higher than its third quarter of 2009 total revenues of $20.6 million, and were also approximately $2.3 million, or 9.3% higher than the fourth quarter of 2008 revenues of $24.9 million. The 2009 fourth quarter total revenues marked the third consecutive quarter of increased quarterly total revenues and the first year-over-year quarterly growth in total revenues since the third quarter of 2007. The Company generated operating income of $3.2 million for the fourth quarter of 2009, an increase of approximately $3.7 million when compared to 2008’s fourth quarter operating loss of $0.5 million. This increase in operating income is primarily attributable to the increases in production volumes from the prior year in several of the Company’s capital markets services platforms and the impact of the cost saving initiatives implemented in the fourth quarter of 2008 and second quarter of 2009.
     The Company reported net income for the fourth quarter of 2009 of $1.5 million (after an adjustment to the results from the fourth quarter of 2009 of approximately $3.8 million to reflect the impact

HFF reports fourth quarter and full year 2009 financial results of the noncontrolling ownership interest of HFF Holdings LLC (“Holdings”) in the Operating Partnerships) compared with a net loss of $0.2 million for the fourth quarter of 2008 (after an adjustment of $0.6 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income of $1.5 million attributable to Class A common stockholders for the fourth quarter of 2009 was $0.09 per diluted share compared to a net loss of $0.2 million or $0.01 per diluted share in the fourth quarter of 2008.
     EBITDA, (a non-GAAP measure whose reconciliation to net income can be found within this release) for the fourth quarter of 2009 was $7.4 million, an increase of $5.9 million as compared to $1.5 million in the fourth quarter of 2008. This increase is primarily attributable to the increase in operating income as discussed above.
Full Year Results
     The Company reported total revenues of $77.5 million for the year ended December 31, 2009, a decrease of $54.2 million, or 41.2%, compared to the $131.7 million of total revenues for the year ended December 31, 2008. The year-over-year decrease in revenues was caused, in large measure, by the continued and significant downturn in the debt and investment sales transaction activity in the U.S. commercial real estate markets as evidenced by data from Real Capital Analytics (RCA) and the Mortgage Bankers Association (the MBA). RCA’s 2009 full year data reported a 64% decline in sales activity in the U.S. when compared to the full year 2008, which is in addition to the 71% decline that occurred when comparing the full year periods in 2008 and 2007. Similarly, the MBA’s 2009 full year data reported a 50% decline in loan origination volume when compared to the full year 2008, which is in addition to the 65% decline that occurred when comparing the full year periods in 2008 and 2007.
     For the full year 2009, the Company had an operating loss of $3.9 million compared to an operating income of $1.3 million for the full year 2008, representing a decrease of $5.2 million. This decrease in operating income is primarily attributable to a significant decrease in production volumes and related capital markets services revenues from the prior year in several of the Company’s capital markets services platforms. Such decreases in production volumes and related capital markets services revenues were brought about, in significant part, by the continued impact of a recessionary economy as well as the unprecedented

HFF reports fourth quarter and full year 2009 financial results disruptions in the global capital and credit markets which have been present since 2008. Offsetting the impact on operating income from the decrease in revenue of approximately $54.2 million is a reduction in total operating expenses of approximately $49.0 million during 2009 compared to the same period in 2008. This reduction in operating expenses is primarily a result of a decrease in cost of services of approximately $37.4 million, which is primarily due to the decrease in commissions and other incentive compensation directly related to the lower capital markets services revenues. Another contributing factor to the decrease in operating expenses was a decrease in operating, administrative and other expenses (including depreciation and amortization) of approximately $11.6 million, which is related to, in part, a reduction in salaries and payroll-related items, travel and entertainment, supplies, research and printing costs and professional fees.
     Income tax expense for the year ended December 31, 2009 was approximately $2.2 million, compared to approximately $5.0 million of income tax expense for the same period in 2008. This decrease is primarily attributable to lower pre-tax book income, which is partially offset by the effect of changes in the rates used to measure the deferred tax assets. This tax expense and its impact on net income was partially offset by a decrease of $1.9 million in the payable under the tax receivable agreement. The effect of changes in the rates used to measure the deferred tax assets and the corresponding effect of the related remeasurement of the payable under the tax receivable agreement resulted in an overall net decrease to net income of approximately $0.3 million, or an estimated $0.02 per share on a fully diluted basis.
     The Company reported a net loss attributable to controlling interest of $0.8 million for the year ended December 31, 2009 (after an adjustment to the full year results of $2.5 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), compared with net income attributable to controlling interest of $0.2 million for the same full year period in 2008 (after adjustments to the results of approximately $4.8 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net loss attributable to Class A common stockholders for the year ended December 31, 2009 was $0.05 per diluted share as compared to the net income attributable to Class A common stockholder of $0.01 per diluted share for the full year of 2008.
     EBITDA was approximately $7.9 million for the year ended December 31, 2009, a decrease of approximately $5.6 million compared to $13.6 million in the same period in the prior year.

HFF reports fourth quarter and full year 2009 financial results

     The financial results presented in this earnings press release reflect the consolidated financial position and results of operations of Holliday GP Corp., HFF, Inc.’s wholly-owned subsidiary and sole general partner of each of the Operating Partnerships (Holliday GP), HFF Partnership Holdings LLC, the Operating Partnerships and HFF, Inc. for all periods presented. The noncontrolling interest relates to the ownership interests of Holdings in the Operating Partnerships following the initial public offering. For a discussion of the adjustments relating to the reorganization transactions and the initial public offering, see Note (1) to the financial statements included in this earnings press release. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.
Consolidated Operating Results
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended Dec. 31,		For the Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
Revenue	$27,203	$24,884	$77,476	$131,687
Operating expenses:
Cost of services	14,854	15,970	47,923	85,335
Operating, administrative and other	8,261	8,530	29,944	41,591
Depreciation and amortization	906	888	3,523	3,475

Total expenses	24,021	25,388	81,390	130,401

Operating income (loss)	3,182	(504)	(3,914)	1,286

Interest and other income, net	3,109	1,153	6,431	4,928
Interest expense	(46)	(5)	(419)	(20)
Decrease in payable under the tax receivable agreement (2)	195	—	1,889	3,862

Income (loss) before income taxes	6,440	644	3,987	10,056

Income tax expense	1,135	210	2,208	5,043

Net income (loss)	5,305	434	1,779	5,013

Net income (loss) attributable to noncontrolling interest (1)	3,775	635	2,531	4,784

Net income (loss) attributable to controlling interest	$1,530	$(201)	$(752)	$229

Earnings per share — basic	$0.09	$(0.01)	$(0.05)	$0.01
Earnings per share — diluted	$0.09	$(0.01)	$(0.05)	$0.01

EBITDA	$7,392	$1,537	$7,929	$13,551

HFF reports fourth quarter and full year 2009 financial results

Production Volume and Loan Servicing Summary
          The reported volume data presented below is provided for informational purposes only, is unaudited and is estimated based on the Company’s internal database.
Fourth Quarter Production Volume Results
     Production volume for the fourth quarter totaled approximately $3.3 billion on 146 transactions, compared to fourth quarter of 2008 production volume of approximately $2.7 billion on 105 transactions, representing an increase of approximately 24.6% increase in production volume and 39.0% in the number of transactions over the previous year’s comparable quarter. The average transaction size for the fourth quarter 2009 was approximately $22.8 million, which was 10.4% lower than the $25.4 million in the fourth quarter of 2008.
•	Debt Placement production volume was approximately $2.0 billion in the fourth quarter of 2009, representing a 26.7% increase from fourth quarter of 2008 volume of approximately $1.6 billion.
•	Investment Sales production volume was approximately $1.1 billion in the fourth quarter of 2009, representing a 54.4% increase from fourth quarter of 2008 volume of $0.7 billion.
•	Structured Finance production volume was approximately $26.1 million in the fourth quarter of 2009, representing a decrease of 85.4% from the fourth quarter of 2008 volume of approximately $178.5 million.
•	Loan Sales production volume was approximately $112.0 million for the fourth quarter of 2009, representing a decrease of 18.5% from the fourth quarter of 2008 volume of $137.4 million.
•	The amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.6 billion at the end of the fourth quarter of 2009 compared to approximately $1.5 billion at the end of fourth quarter of 2008, representing an increase of 9.3%.
•	The principal balance of HFF’s Loan Servicing portfolio hit a new high water mark and increased approximately 3.0% to approximately $25.3 billion at the end of the fourth quarter 2009 from approximately $24.5 billion at the end of the fourth quarter 2008.

HFF reports fourth quarter and full year 2009 financial results

Fourth Quarter Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended December 31,
By Platform	2009		2008
	Production		Production
	Volume	# of Trans.	Volume	# of Trans.

Debt Placement	$2,042,727	92	$1,611,721	70
Investment Sales	1,146,585	38	742,736	21
Structured Finance	26,120	11	178,546	11
Loan Sales	111,994	5	137,415	3

Total Transaction Volume	$3,327,426	146	$2,670,418	105

Average Transaction Size	$22,791		$25,433

	Fund / Loan		Fund / Loan
	Balance	# of Loans	Balance	# of Loans

Private Equity Discretionary Funds	$1,593,000		$1,458,000
Loan Servicing Portfolio Balance	$25,275,909	2,043	$24,530,424	2,040
Full Year Production Volume
          Throughout 2009, the U.S. commercial real estate sector, as compared to 2008, experienced a significant decrease in the number of transactions which had a significant and adverse impact on the Company’s production volumes for the full year.
     Production volume for the full year totaled approximately $8.5 billion on 401 transactions, compared to full year 2008 production volume of approximately $19.2 billion on 630 transactions, representing a decrease of approximately 55.5% in production volume and 36.3% in the number of transactions from the previous year. The average transaction size for the full year 2009 was approximately $21.3 million, which was 30.1% lower than the average of $30.4 million in 2008.
•	Debt Placement production volume was approximately $5.7 billion in 2009, representing a 51.8% decrease from 2008 volume of approximately $11.8 billion.
•	Investment Sales production volume was approximately $2.4 billion in 2009, representing a 55.2% decrease from 2008 volume of $5.5 billion.

HFF reports fourth quarter and full year 2009 financial results

•	Structured Finance production volume was approximately $167.7 million in 2009, representing a decrease of 80.3% from 2008 volume of approximately $849.6 million.
•	Loan Sales production volume was approximately $241.1 million for 2009, representing a decrease of 77.6% from 2008 volume of $1.1 billion.
•	The amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue at the end of 2009 was approximately $1.6 billion compared to approximately $1.5 billion at the end of 2008, representing an increase of 9.3%.
•	The principal balance of HFF’s Loan Servicing portfolio hit a new high, increasing approximately 3.0% to approximately $25.3 billion at the end of 2009 from approximately $24.5 billion at the end of 2008.
Full Year 2009 Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Twelve Months Ended December 31,
By Platform	2009		2008
	Production		Production
	Volume	# of Trans.	Volume	# of Trans.

Debt Placement	$5,679,586	281	$11,776,873	450
Investment Sales	2,446,939	76	5,467,290	115
Structured Finance	167,693	26	849,559	50
Loan Sales	241,068	18	1,078,480	15

Total Transaction Volume	$8,535,286	401	$19,172,202	630

Average Transaction Size	$21,285		$30,432

	Fund / Loan		Fund / Loan
	Balance	# of Loans	Balance	# of Loans
Private Equity Discretionary Funds	$1,593,000		$1,458,000
Loan Servicing Portfolio Balance	$25,275,909	2,043	$24,530,424	2,040
Business Comments
          In response to the adverse market conditions, total employment has been reduced 23.3% from 490 on September 30, 2008 (the Company’s high water mark in terms of total employment) to 376 as of December 31, 2009. Our December 31, 2009 employment total also represents a 13.2% net decrease from our total employment of 433 as of December 31, 2008. Notwithstanding the fact that total employment has decreased 23.3% from September 30, 2008 to December 31, 2009, the total number of transaction

HFF reports fourth quarter and full year 2009 financial results professionals has declined by only 8.6% over the same time period as the Company employed 159 transaction professionals as of December 31, 2009 compared to 174 transaction professionals as of September 30, 2008.
     “The Company was not only able to weather the significant unprecedented adverse events in both the global economy and capital markets, which likewise negatively impacted the U.S. economy and capital markets, the U.S. commercial real estate property fundamentals and the transactional activity in the commercial real estate capital markets, but it was also able to achieve several significant accomplishments in 2009, especially in the third and fourth quarters, despite the “uncharted waters” the Company was forced to navigate. Through the focused effort of managing and operating our business as efficiently as possible along with the contributions and efforts of our associates who demonstrated their ability to quickly adapt and innovate in this challenging environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients, we are proud to report the Company was able to:
➢	generate positive operating income in both the third and fourth quarters as well as EBITDA of $7.9 million for the year ended December 31, 2009;

➢	complete the year with over $41.0 million of cash and equivalents on its balance sheet at December 31, 2009 versus a comparable figure of approximately $37.2 million at December 31, 2008;

➢	attract three new investment sales teams in San Francisco, Orange County and Houston; and

➢	complete the year with a record Servicing Portfolio principal balance of approximately $25.3 billion at December 31, 2009 from approximately $24.5 billion at December 31, 2008 (approximately 3.0% more than the prior year),”
said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.
     “Due to the unprecedented liquidity and monetary easing from the global central banks, especially the U.S. Federal Reserve, we have witnessed improvements in certain sectors of the U.S. commercial real estate capital markets, especially over the past quarter and especially in the public equity and debt markets that serve our industry. However, there remain numerous obstacles yet to be navigated in U.S. commercial real estate capital markets, especially in the commercial banking sector and the CMBS market. Generally speaking, the U.S. commercial real estate property level fundamentals remain challenged, and given that

HFF reports fourth quarter and full year 2009 financial results these fundamentals historically have lagged the U.S. economy, we expect to see continued challenges in property level fundamentals throughout 2010 and well into 2011 and possibly into 2012 depending on how quickly the economy improves,” said Mr. Pelusi.
     “During 2010, we intend to remain singularly focused on continuing to perform value-added services for our existing and potential clients to assist them in navigating these challenging and ever changing market conditions. We are likewise prepared to continue to invest the capital on our balance sheet to strategically take advantage of all opportunities to grow our business platforms in existing and new markets as well as to invest in our current and future associates to ensure we can continue to meet the needs of our existing and future clients, as we did during 2009,” added Mr. Pelusi.
Non-GAAP Financial Measures
     This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net income, see the section of this press release titled “EBITDA Reconciliation.”
Earnings Conference Call
     The Company’s management will hold a conference call to discuss fourth quarter 2009 financial results on Monday, March 8th, at 8:30 a.m. Eastern Time. To listen, participants should dial 800-299-8538 in the U.S and 617-786-2902 for international callers approximately 10 minutes prior to the start of the call and enter participant code 58861721. A replay will become available after 11:30 a.m. Eastern Time on March 8th and will continue through April 9, 2010, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 88558772.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Monday, March 8th, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the

HFF reports fourth quarter and full year 2009 financial results

“Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.
About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 17 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) the ability or willingness of the financial institutions with whom the Company currently does business to provide funding under the Company’s current financing arrangements; (5) competitive pressures; (6) risks related to our organizational structure; and (7) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports fourth quarter and full year 2009 financial results

HFF, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and restricted cash	$41,074	$37,218
Accounts receivable and prepaids	2,069	7,698
Mortgage notes receivable	38,800	16,300
Property, plant and equipment, net	4,171	5,294
Deferred tax asset, net	124,079	124,168
Intangible assets, net	13,039	11,361
Other noncurrent assets	412	459

	$223,644	$202,498

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$38,800	$16,300
Accrued compensation, accounts payable, payable to affiliate and other current liabilities	8,751	8,221
Long-term debt (includes current portion)	275	151
Deferred rent credit and other liabilities	3,292	3,913
Payable under the tax receivable agreement (2)	105,521	108,287

Total liabilities	156,639	136,872
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 17,183,232 and 16,446,480 shares outstanding, respectively	172	164
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital	27,535	26,206
Treasury stock	(173)	—
Retained earnings	12,004	12,756

Total stockholders’ equity	39,538	39,126
Noncontrolling interest (1)	27,467	26,500

Total equity	67,005	65,626

	$223,644	$202,498

Notes

(1)	As of December 31, 2008, the Company’s balance sheet reflected a minority interest balance of $26.5 million which represented Holdings approximate 55% ownership interest in the Operating Partnerships. Effective January 1, 2009, the Company adopted the provisions of the Financial Accounting Standards Board Accounting Standard Codification 810, Consolidation, which states that minority interests are to be characterized as “noncontrolling interests” and classified as a component of equity. The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected

HFF reports fourth quarter and full year 2009 financial results as a noncontrolling interest in HFF, Inc’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.

(2)	During the years ending December 31, 2009 and 2008, the decrease in payable under the tax receivable agreement on the Consolidated Operating Results statement of HFF, Inc. reflects the decrease in the estimated tax benefits owed to Holdings under the tax receivable agreement between the Company and Holdings. This decrease in tax benefits owed to Holdings reflects the remeasurement of the related deferred tax asset. The largest component of the deferred tax assets relates to the tax basis step up resulting from the reorganization transactions completed in 2007 in connection with the Company’s initial public offering. The effect of changes in the rates used to measure the deferred tax assets on income tax expense for the years ending December 31, 2009 and 2008 was approximately $2.0 million and $4.6 million, respectively. This tax expense and its impact on net income were partially offset for the years ending December 31, 2009 and 2008 by a decrease of $1.7 million and $3.9 million, respectively in the payable under the tax receivable agreement.
EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights

HFF reports fourth quarter and full year 2009 financial results and, accordingly, it is included in net income in determining EBITDA. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets and noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.
     Set forth below is an unaudited reconciliation of consolidated net income to EBITDA for the Company for the three and twelve months ended December 31:
EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Net income (loss)	$1,530	$(201)	$(752)	$229
Add:
Interest expense	46	5	419	20
Income tax expense	1,135	210	2,208	5,043
Depreciation and amortization	906	888	3,523	3,475
Noncontrolling interest	3,775	635	2,531	4,784

EBITDA	$7,392	$1,537	$7,929	$13,551

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